Exhibit 5.1

June 9, 2016

Antero Resources Corporation

1615 Wynkoop Street

Denver, Colorado 80202

RE: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Antero Resources Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”) by the Company relating to the offer and sale (the “Offering”) of up to an aggregate 30,762,500 shares of common stock (the “Common Shares”) of the Company, which includes up to 4,012,500 Common Shares that may be sold pursuant to the underwriters’ option to purchase additional Common Shares.

We are rendering this opinion as of the time the Registration Statement becomes effective, which Registration Statement became automatically effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933.

In connection with this opinion, we have assumed that (i) the Common Shares will be sold in the manner described in the Registration Statement and the prospectus relating thereto and (ii) a definitive purchase, underwriting or similar agreement with respect to the sale of the Common Shares will have been duly authorized and validly executed and delivered by the Company and the other parties thereto. We have also assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

In connection with the opinion expressed herein, we have examined, among other things, (i) the Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company, (ii) the records of corporate proceedings that have occurred prior to the date hereof with respect to the Offering, (iii) the Registration Statement and (iv) such other documents as we have deemed necessary or appropriate for purposes of this opinion. We have also reviewed such questions of law as we have deemed necessary or appropriate. As to matters of fact relevant to the opinion expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we relied upon certificates and other

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communications of corporate officers of the Company, without further investigation as to the facts set forth therein.

Based upon the foregoing, we are of the opinion that the Common Shares have been duly authorized and, when issued and paid for by the underwriters as contemplated by the applicable underwriting agreement, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited in all respects to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and we do not express any opinions as to the laws of any other jurisdiction.

We hereby consent to the statements with respect to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.